Exhibit 10.5

AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT (“Agreement”), is made and entered as of the ___ day of ____________ (the “Execution Date”) by and between Allegheny Technologies Incorporated, a Delaware corporation (hereinafter referred to as the “Company”), and [Name] (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company (the “Board”) has approved the Company’s entering into this agreement providing for certain severance protection for the Executive following a Change in Control (as hereinafter defined);
WHEREAS, the Board believes that, should the possibility of a Change in Control arise, it is imperative that the Company be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and
WHEREAS, the Company changed the form and structure of certain long term incentive plans and the parties intend for this Amendment and Restatement to deal with those changes and to supersede in its entirety the Change in Control Agreement between the parties previously in effect.
NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of Executive’s advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce the Executive to remain in the employ of the Company, and for good and valuable consideration, including, but not limited to for this Amendment and Restatement, revisions to reflect recent changes in the Company’s compensation programs, and the mutual covenants set forth herein, the Company and the Executive, intending to be legally bound, agree as follows:
Article I
Definitions

1.1     Definitions.  Whenever used in this Agreement, the following terms shall have the meanings set forth below when the initial letter of the word or abbreviation is capitalized:

(a)“Accrued Obligations” means, as of the Effective Date of Termination, the sum of (i) the Executive’s Base Compensation through and including the Effective Date of Termination, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Effective Date of Termination under the terms of any such arrangement and not then paid, including, but not limited to, AIP accrued but not paid for a year ending prior to the year in which occurs the Effective Date of Termination, (iii) unused vacation time monetized at the then rate of Base Compensation, (iv) expense reimbursements or other cash entitlements and (v) amounts accrued, including but not limited to, amounts accrued as a result of the application of Section 2.2(i), under any qualified, non-qualified or supplemental employee benefit plan, payroll practice, policy or perquisite.

(b)“AIP” means the Company’s Annual Incentive Plan as it exists on the date hereof and as it may be amended, supplemented or modified from time to time or any successor annual bonus plan.

(c)“Base Compensation” shall mean the sum of (i) the highest annual rate of base salary of the Executive as in effect within two (2) years prior to (A) the Effective Date of the Termination or (B) the date of the Change in Control and (ii) the greater of (A) the amount that would be paid under the AIP for target performance in the calendar year that a Change in Control occurs or (B) the actual AIP payment for the year immediately preceding the Change in Control.

(d)“Beneficiary” shall mean the persons or entities designated or deemed designated by the Executive pursuant to Section 7.2 herein.

(e)“Board” shall mean the Board of Directors of the Company.

(f)For purposes hereof, the term “Cause” shall mean the Executive’s conviction of a felony, breach of a fiduciary duty involving personal profit to the Executive or intentional failure to perform stated duties reasonably associated with the Executive’s position; provided, however, an intentional failure to perform stated duties shall not constitute Cause unless and until the Board in the case of the Chief Executive Officer of the Company (the “CEO”) or the CEO in all other cases provides the Executive with written notice setting forth the specific duties that, in the Board’s view, the Executive has failed to perform and the Executive is provided a period of thirty (30) days to cure such specific failure(s) to the reasonable satisfaction of the Board.

(g)For the purposes of this Agreement, “Change in Control” shall mean, and shall be deemed to have occurred upon the occurrence of, any of the following events:

(1)The Company acquires actual knowledge that (x) any Person, other than the Company, a subsidiary, any employee benefit plan(s) sponsored by the Company or a subsidiary, has acquired the Beneficial Ownership, directly or indirectly, of securities of the Company entitling such Person to 20% or more of the Voting Power of the Company, or (y) any Person or Persons agree to act together for the purpose of acquiring, holding, voting or disposing of securities of the Company or to act in concert or otherwise with the purpose or effect of changing or influencing control of the Company, or in connection with or as Beneficial Ownership, directly or indirectly, of securities of the Company entitling such Person(s) to 20% or more of the Voting Power of the Company; or

(2)The completion of a Tender Offer is made to acquire securities of the Company entitling the holders thereof to 20% or more of the Voting Power of the Company; or

(3)The occurrence of a successful solicitation subject to Rule 14a-11 under the Securities Exchange Act of 1934, as amended (or any successor Rule) (the “1934 Act”), relating to the election or removal of 50% or more of the members of the Board or any class of the Board shall be made by any person other than the Company or less than 51% of the members of the Board (excluding vacant seats) shall be Continuing Directors; or

(4)The occurrence of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the stockholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 20% of the consolidated assets of the Company immediately prior to the transaction;

provided, however that (A) if securities beneficially owned by Executive are included in determining the Beneficial Ownership of a Person referred to in Section (i), (B) if Executive is named pursuant to Item 2 of the Schedule 14D-1 (or any similar successor filing requirement) required to be filed by the bidder making a Tender Offer referred to in Section (ii) or (C) if Executive is a “participant” as defined in Instruction 3 to Item 4 of Schedule 14A under the 1934 Act in a solicitation referred to in Section (iii) then no Change of Control with respect to Executive shall be deemed to have occurred by reason of any such event.
For the purposes of Section 1.1(g), the following terms shall have the following meanings:
(i)    The term “Person” shall be used as that term is used in Section 13(d) and 14(d) of the 1934 Act as in effect on the Execution Date hereof.
(ii)    “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement.
(iii)    A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own”, and shall be deemed to have “Beneficial Ownership” of, any Securities:
(1)    that such Person or any of such Person’s Affiliates or Associates is deemed to “Beneficially Own” within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement;

(2)    that such Person or any of such Person’s Affiliates or Associates has, directly or indirectly: (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, or have Beneficial Ownership of, Securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered Securities are accepted for purchase or exchange thereunder or cease to be subject to withdrawal by the tendering Security holder; or (B) the right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (written or oral); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, or to have Beneficial Ownership of, any Security if the agreement, arrangement or understanding (written or oral) to vote such Security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of Common Shares of the Company pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D or 13G under the Exchange Act (or any comparable or successor report);

(3)    that are Beneficially Owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has (A) any agreement, arrangement or understanding (written or oral) for the purpose of holding, acquiring, voting (except to the extent contemplated by the provisos to Section l.1(g)(iii)(2) of this Agreement) or disposing of any Securities of the Company or (B) any agreement, arrangement or understanding (written or oral) to cooperate in obtaining, changing or influencing the control of the Company; or

(4)    that are the subject of, or the reference Securities for, or that underlie, any Derivative Interest of such Person or any of such Person’s Affiliates or Associates, with the number of Common Shares deemed Beneficially Owned being the notional or other number of Common Shares specified in the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part or, if no such number of Common Shares is specified in such documentation, as determined by the Board of Directors of the Company in its sole discretion to be the number of Common Shares to which the Derivative Interest relates.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, (x) the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of Securities of the Company, shall mean the number of such Securities then issued and outstanding together with the number of such Securities not then actually issued and outstanding which such Person would be deemed to Beneficially Own hereunder and (y) nothing contained in this definition shall cause a Person to be deemed the “Beneficial Owner” of, or to “Beneficially Own”, or to have “Beneficial Ownership” of, Securities (1) if such Person is ordinarily engaged in business as an underwriter of Securities and has acquired such Securities in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Company or (2) if such Person is a “clearing agency” (as defined in Section 3(a)(23) of the Exchange Act) and has acquired such Securities solely as a result of such status.
(iv)    "Derivative Interest" shall mean any derivative Securities (as defined under Rule 16a-1 of the General Rules and Regulations under the Exchange Act) that increase in value as the value of the underlying equity increases, including a long convertible Security, a long call option and a short put option position, in each case, regardless of whether (a) such interest conveys any voting rights in such Security, (b) such interest is required to be, or is capable of being, settled through delivery of such Security or (c) transactions hedge the economic effect of such interest.

(v)    A specified percentage of “Voting Power” of a company shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock, other than the common stock of the company, to elect directors by a separate class vote); and “Voting Shares” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock, other than the common stock of the company, to elect directors by a separate class vote).

(vi)    “Tender Offer” shall mean a tender offer or exchange offer to acquire securities of the Company (other than such an offer made by the Company or any subsidiary), whether or not such offer is approved or opposed by the Board.

(vii)    “Continuing Directors” shall mean a director of the Company who either (x) was a director of the Company on the date hereof or (y) is an individual whose election, or nomination for election, as a director of the Company was approved by a vote of at least two-thirds of the directors then still in office who were Continuing Directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company which would be subject to Rule 14a-11 under the 1934 Act, or any successor Rule).

(h)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)“Disability” means (A) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (B) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(j)“409A Payment Date” shall mean for purposes of the commencement of payments described in Subsection 2.2(e) and (g), if the Executive is not a Specified Employee on the Effective Date of Termination, a date within thirty (30) days of the Effective Date of Termination or (b) if the Executive is a Specified Employee on the Effective Date of Termination, the date which is six (6) months and one day after the Effective Date of Termination. For continuation of benefits and coverages under Subsection 2.2(e) for the period between the Effective Date of Termination and the 409A Payment Date, the Company shall deduct the value of all such coverages (including the portion otherwise payable by the Executive) for that six (6) month period from amounts otherwise payable under Section 2.2, and, on the 409A Payment

Date, pay the Executive in a single lump sum the amount equal to the amount deducted under the foregoing clause less the amount that would have been payable by the Executive as the employee contribution for such benefits and coverages for that six (6) month period. For the payment of non-qualified benefits under Subsection 2.2(g), the initial payment of each such amount made on the 409A Payment date shall equal seven (7) times the regular monthly payment due under the applicable non-qualified benefit program and, thereafter, each monthly installment shall be paid in the amount of the regular monthly investment. Payments made pursuant to this Agreement resulting from Separation From Service due to Disability shall commence as soon as administratively feasible following such Separation From Service, but in no event shall distribution be made, or commence to be made, after the later of (i) the next following December 31 or (ii) two and one-half (2 ½) months after the date of such Separation From Service due to Disability.

(k)“Effective Date of Termination” shall mean the date on which the Executive’s employment terminates in a circumstance in which Section 2.1 provides for Severance Benefits (as defined in Section 2.1).

(l)“Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(1)
A material diminution of the Executive’s authorities, duties, responsibilities, or status (including offices, titles, or reporting relationships) as an employee of the Company from those in effect as of one hundred eighty (180) days prior to the Change in Control or as of the date of execution of this Agreement if a Change in Control occurs within one hundred eighty (180) days of the execution of this Agreement (the “Reference Date”) or the assignment to the Executive of duties or responsibilities inconsistent with his position as of the Reference Date, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive, and other than any such alteration which is consented to by the Executive in writing;

(2)
The Company’s requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business obligations;

(3)
A reduction in the Executive’s annual salary or any material reduction by the Company of the Executive’s other compensation or benefits from that in effect on the Reference Date or on the date of the Change in Control, whichever is greater;

(4)
The failure of the Company to obtain an unqualified agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 5 herein; and

(5)
Any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2.5 below, and for purposes of this Agreement, no such purported termination shall be effective.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s (A) incapacity due to physical or mental illness or (B) continued employment following the occurrence of any event constituting Good Reason herein.
(m)    "Long Term Incentives” means each and all grants made to the Executive under any one or more of the compensation programs established from time to time by the Company or a successor, whether or not approved by the stockholders of the Company, which conditions payment, receipt or lapse of restriction on cash or property on a period of service or achievement of any performance metric or goal over a time period longer than a calendar year. For the avoidance of doubt:

(i)
Long Term Incentives excludes Base Compensation, annual bonus, (whether AIP or otherwise) pensions (whether or not qualified) and any amounts paid as or under payroll practices such as vacation and paid time off; and

(ii)
Long Term Incentives include each and all awards with a measurement period longer than one year granted under any name or program, including, but not limited to, under the Company’s 2007 Incentive Plan, or any successor, substitute or adjunct thereto, which include, but shall not be limited to, awards under the Performance/Restricted Stock Program, the Total Shareholder Return Program, the Key Employee Performance Plan or the Long Term Performance Plan, whether using a total shareholder return, passage of time, operational goal or other metric.

(n)    “Separation from Service” means the cessation of Employment of the Executive or the cessation of an independent contractor relationship between the Company and the Executive (in each case at the level of interaction then permitted under regulations issued pursuant to Section 409A of the Code) or the Executive’s death, or Disability.

(o)    “Severance Compensation” means [____] times Base Compensation (as defined in Section 1.1(c) above).

(p)    “Specified Employee” means a key employee as defined in Section 416 of the Code (without regard to paragraph (5) thereof) if the Company has publicly traded securities.

Article II
Severance Benefits

2.1    Right to Severance Benefits.  The Executive shall be entitled to receive from the Company severance benefits described in Section 2.2 below (collectively, the “Severance Benefits”) if a Change in Control shall occur and within twenty-four (24) months after the Change in Control either of the following shall occur:

(a)    an involuntary Separation from Service of the Executive’s employment with the Company by action taken by the Company without Cause; or

(b)    a voluntary Separation from Service of the Executive’s employment with the Company by an action taken by the Executive for Good Reason. For purposes of this Subsection 2.1(b), the voluntary Separation from Service by the Executive for Good Reason is intended to be treated as described in Treas. Reg. 1.409A-1(n)(2).

2.2    Severance Benefits.  In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Section 2.1, the Company shall provide the Executive with total Severance Benefits as follows (but subject to Sections 2.6 and 2.7):
(a)    The Executive shall receive single lump sum cash Severance Compensation payment within thirty (30) days of the Effective Date of Termination.

(b)    The Executive shall receive the Accrued Obligations in a lump sum cash payment within thirty (30) days of the Effective Date of Termination.

(c)    Within thirty (30) days of the Effective Date of Termination, the Executive shall receive as AIP for the year in which the termination occurs a lump sum cash payment equal to the greater of (i) AIP determined based on the Executive’s target bonus percentage for that annual period or (ii) the amount that would have been earned for the annual period if actual performance for the calendar year up to and including the date of the Change in Control were annualized or projected, as the case may be, and measured against the applicable Executive’s AIP performance goals, whether financial, operational or other, for the calendar year, multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

(d)    Within thirty (30) days of the Effective Date of Termination, the Executive shall receive a lump sum payment (i) of any earned but unpaid Long Term Incentives and (ii) with respect to any Long Term Incentives for then uncompleted performance periods for which a payment has not been made in connection with the Change in Control as provided under the applicable Long Term Incentive plan document, as additional severance and not as a payment under the applicable Long Term Incentive plan, the value of such Long Term Incentives for each then uncompleted performance period equal to the greater of (A) the aggregate value of the Long Term Incentives that would have been earned if the rate of dividends paid for the calendar year immediately prior to the Change in Control continued to be paid for the remainder of each then uncompleted performance period and the performance of the Company, as against any financial, operational or other performance goal, as of the date of the Change in Control continued and was projected to continue at that rate during the remainder of the performance period or, if applicable, under a particular Long Term Incentive, and the Executive remained an employee for the duration of the performance period and (B) the aggregate value of the Long Term Incentives at Target for each then uncompleted performance period; provided that portion of the value of any Long Term Incentive that would be paid in stock under the terms of the Long Term Incentive shall be paid in cash using the highest value of Company Stock during the period of time between the Change in Control and the Executive’s termination of employment.

(e)    Commencing on the 409A Payment Date, all perquisites and welfare benefits, including medical, dental, vision, life and disability benefits pursuant to plans under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage shall be continued for a period of thirty-six (36) months after the Effective Date of Termination. Such benefits shall be provided to the Executive at no less than the same coverage level as in effect as of the date of the Change in Control. The Company shall pay the full cost of such continued benefits, except that the Executive shall bear any portion of such cost as was required to be borne by actively employed key executives of the Company generally at the date of the Change in Control. Notwithstanding the foregoing, the benefits described in this Section 2.2(g) may be discontinued prior to the end of the periods provided in this Section to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer. In the event any insurance carrier shall refuse to provide coverage to a former employee, the Company shall secure comparable coverage or, if comparable coverage is not available, the Company shall self-insure the benefits if it pays such benefits together with a payment to the Executive equal to the federal income tax consequences of payments to a former highly compensated employee from a discriminatory self-insured plan or, for benefits determined by the Company in good faith to be payable under a discriminatory self-insured medical expense reimbursement plan within the meaning of Section 105(h) of the Code, or its successor, the Company shall pay the Executive or spouse, as the case may be, a singer cash payment in an amount equal to the cost of such discriminatory coverage and the federal income tax consequences of receiving such payment.

(f)    On or after the 409A Payment Date, the Executive shall be entitled to reimbursement for actual payments made for professional outplacement services or job search not to exceed [$20,000] in the aggregate.

(g)    In determining the Executive’s pension benefit following entitlement to a Severance Benefit, (i) the Executive shall be deemed to have satisfied the age and service requirements for full vesting under the Company’s qualified (within applicable legal parameters), non-qualified and supplemental pension plans as of the Effective Date of Termination in which the Executive participates on the date of the Change in Control such that the Executive shall be entitled to receive the full accrued benefit (based on actual service rendered through the Effective Date of Termination plus the service under this Section 2.2(g)) under all such plans in effect as of the date of the Change in Control, without any actuarial reduction for early payment and (ii) the Executive shall be credited with years of service for all purposes under each such plan equal to the number used to multiply Base Compensation in Section 1.1(o) (not to exceed a maximum total of ten credited years of service under the Company’s Supplemental Pension Plan, if applicable). To the extent the amounts determined after giving effect to this Section 2.2(g) cannot be paid from or under a qualified plan, as determined by the administrator of the qualified plan(s), the amount that cannot be paid under the qualified plan shall be paid in a single cash payment on the 409A Payment Date, it being understood that the Executive will receive all amounts that can be paid from or under a qualified plan from such plan when such amounts otherwise become due.

(h)    If the Company is providing the Executive with the use of an automobile on the date of the Change in Control, the Company shall acquire title to such automobile if it does not then have title, satisfy any lease obligation, lien or encumbrance related to such automobile and transfer to the Executive, free and clear of all encumbrances, title to the automobile. Such transfer shall be completed as soon as feasible after the Effective Date of Termination but in no event later than the later of (i) 2 ½ months after the Effective Date of Termination or (ii) the last day of the calendar year in which the Effective Date of Termination occurs.

2.3    Stock Options.  All Company stock options previously granted to the Executive shall be fully vested and exercisable immediately upon a Change in Control, provided, however for purposes of this Section 2.3, the thresholds for measuring a Change in Control under the regulations published under Section 409A shall be substituted for the thresholds under Section 1.1(g). Such options shall be exercisable for the remainder of the term established by the Company’s stock option plan as if the options had vested in accordance with the normal vesting schedule and the Executive had remained an employee of the Company. Company stock acquired pursuant to any such exercise may be sold by the Executive free of any Company restrictions, whatsoever (other than those imposed by federal and state securities laws).

2.4    Termination for any Other Reason.  If the Executive’s employment with the Company is terminated under any circumstances other than those set forth in Section 2.1, including without limitation by reason of retirement, death, disability, discharge for Cause or resignation without Good Reason, or any termination, for any reason, that occurs prior to a Change in Control (other than as provided below) or after twenty-four (24) months following a Change in Control, the Executive shall have no right to receive the Severance Benefits under this Agreement or to receive any payments in respect of this Agreement. In such event Executive’s benefits, if any, in respect of such termination shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable plans, programs, policies and practices then in effect. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated at any time from three (3) to eight (8) months prior to the date on which a Change in Control occurs either (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, and it is reasonably demonstrated that termination of employment (a) was at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the termination shall be deemed to have occurred as if immediately following a Change in Control under circumstances that would constitute Good Reason and the Executive shall be entitled to Severance Benefits as provided in Section 2.2 hereof. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated at any time within three (3) months prior to the date on which a Change in Control occurs either (i) by the Company other than for Cause or (ii) by the Executive under circumstances that would constitute Good Reason, such termination shall conclusively be deemed to have occurred as if immediately following a Change in Control for Good Reason and the Executive shall be entitled to Severance Benefits as provided in Section 2.2 hereof.

2.5    Notice of Termination.  Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.6    Withholding of Taxes.  The Company shall withhold from any amounts payable under this Agreement all federal, state, local, or other taxes that are legally required to be withheld.

2.7    Certain Additional Payments by the Company.

(a)    No Gross Up Payment. In no event shall the Company pay to, advance on behalf of or reimburse the Executive for the amount of any excise tax imposed under Section 4999 of the Code (the “Excise Tax”) or penalties or interest on any Excise Tax with respect to payments made under this Agreement or, to the extent required to be aggregated under Section 280G of the Code, the aggregate of all economic benefits, payments and distributions required to be aggregated as contingent upon a Change in Control.

(b)    Executive’s Right to Surrender Payments. Notwithstanding anything in this Agreement or any other compensation program or arrangement sponsored by the Company to the contrary, in the event it shall be determined that the aggregate of the economic benefits, payments or distributions by the Company to or for the benefit of the Executive required to be aggregated under Section 280G of the Code as contingent upon a Change in Control would cause some portion of the aggregate of such economic benefits, payments or distributions to be subject to the Excise Tax, the Executive, in the Executive’s sole discretion, shall have the right to surrender some or all of any economic benefit, payment and/or distribution, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise so that the aggregate of economic benefits, payments and distributions required to be aggregated under Section 280G of the Code actually received by or for the benefit of the Executive is not subject to the Excise Tax. Such surrender or surrenders of the right to receive economic benefits, payments or distributions shall be delivered to the Company in a written notice setting forth the economic benefit(s), payment(s) or distribution(s) surrendered and the respective amounts so surrendered. Such written notice shall be delivered to the Company no less than fifteen (15) days prior to the 409A Payment Date. Within ten (10) days after the Effective Date of Termination, the Company and the Executive shall consult with each other and their respective tax and legal experts in order to satisfy each party as to the amounts, if any, subject to the Excise Tax. In such consultation, each party shall bear the cost of their respective experts.

Article III
The Company’s Payment Obligation

3.1    Payment Obligations Absolute.  Except as otherwise provided in the second last sentence of Section 2.2(e) and subject to Section 2.7(b), the Company’s obligation to make the payments and the arrangements provided for in this Agreement shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right that the Company may have against the Executive or any other party. All amounts payable by the Company under this Agreement shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

3.2    Contractual Rights to Payments and Benefits.  This Agreement establishes and vests in the Executive a contractual right to the payments and benefits to which the Executive is entitled hereunder. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in the second last sentence of Section 2.2(g).

Article IV
Enforcement and Legal Remedies

4.1    Consent to Jurisdiction.  Each of the parties hereto irrevocably consents to personal jurisdiction in any action brought in connection with this Agreement in the United States District Court for the Western District of Pennsylvania or any Pennsylvania state court of competent jurisdiction. The parties also consent to venue in the above forums and to the convenience of the above forums. Any suit brought to enforce the provisions of this Agreement must be brought in the aforementioned forums.

4.2    Cost of Enforcement.  In the event that it shall be necessary or desirable for the Executive to retain legal counsel in connection with the enforcement of any or all of Executive’s rights to Severance Benefits under Section 2.2 of this Agreement, and provided that the Executive substantially prevails in the enforcement of such rights, the Company, as applicable, shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) the Executive’s reasonable attorneys’ fees, costs and expenses in connection with the enforcement of Executive’s rights.

Article V
Binding Effect; Successors

The rights of the parties hereunder shall inure to the benefit of their respective successors, assigns, nominees, or other legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of the assets of the Company, as the case may be, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company”, as the case may be, for purposes of this Agreement.

Article VI
Term of Agreement

The term of this Agreement shall commence on the Execution Date and shall continue in effect for three (3) full years (the “Term”) unless further extended as provided in this Article. The Term of this Agreement shall be automatically and without action by either party extended for one additional calendar month on the last business day of each calendar month so that at any given time there are no fewer than thirty-five (35) nor more than thirty-six (36) months remaining unless one party gives written notice to the other that it no longer wishes to extend the Term of this Agreement, after which written notice, the Term shall not be further extended except as may be provided in the following sentence. However, in the event a Change in Control occurs during the Term, this Agreement will remain in effect for the longer of: (i) thirty-six (36) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled and all benefits required hereunder have been paid to the Executive or other party entitled thereto.

Article VII
Miscellaneous

7.1    Employment Status.  Neither this Agreement nor any provision hereof shall be deemed to create or confer upon the Executive any right to be retained in the employ of the Company or any subsidiary or other affiliate thereof.

7.2    Beneficiaries.  The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board of Directors of the Company. The Executive may make or change such designation at any time.

7.3    Entire Agreement.  This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. This Agreement supersedes and replaces in its entirety the Change in Control Agreement between the parties hereto as in effect prior to the date hereof and all and any other prior agreement that relates to payments from the Company to the Executive in the event of a termination of employment related to a Change in Control. Any payments actually made under this Agreement in the event of the Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.

7.4    Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

7.5    Notices.  All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first-class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:

(a)    If to the Company:
Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, PA 15222-5479
Attn: Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

(b)    If to Executive, to the Executive’s address set forth at the end of this Agreement. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

7.6    Execution in Counterparts.  The parties hereto in counterparts may execute this Agreement, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

7.7    Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are for convenience of reference and not part of the provisions hereof and shall have no force and effect.

7.8    Modification.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and on behalf of the Company.

7.9    Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the Commonwealth of Pennsylvania, other than the conflict of law provisions thereof, shall be the controlling laws in all matters relating to this Agreement.

7.10    Section 409A. This Agreement shall be construed and interpreted in a manner so as not to trigger adverse tax consequences to the Executive under Section 409A of the Code and the rulings and regulations issued thereunder. The Company may amend this Agreement in any manner necessary to comply with Code Section 409A or any successor law, without the consent of the Executive. Furthermore, to the extent necessary to comply with Section 409A of the Code, the payment terms for any of the payments or benefits payable hereunder may be delayed without the Executive’s consent to comply with Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ALLEGHENY TECHNOLOGIES
INCORPORATED

By:
Title:	Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate
Secretary

EXECUTIVE:

[Name]

Address: